Exhibit 10.1

SIXTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS SIXTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”), dated as of September 28, 2011 is entered into by and among the financial institutions signatory hereto (each a “Lender” and collectively the “Lenders”), BANK OF AMERICA, N.A., as Agent for the Lenders (in such capacity, “Agent”) and CLEARWATER PAPER CORPORATION, a Delaware corporation (“Borrower”).

RECITALS

A. Borrower, Agent and the Lenders have previously entered into that certain Loan and Security Agreement dated as of November 26, 2008 (as amended, supplemented, restated and modified from time to time, the “Loan Agreement”), pursuant to which the Lenders have made certain loans and financial accommodations available to Borrower. Terms used herein without definition shall have the meanings ascribed to them in the Loan Agreement.

B. Borrower has requested that Agent and the Lenders amend the Loan Agreement, which Agent and the Lenders are willing to do pursuant to the terms and conditions set forth herein.

C. Borrower is entering into this Amendment with the understanding and agreement that, except as specifically provided herein, none of Agent’s or any Lender’s rights or remedies as set forth in the Loan Agreement is being waived or modified by the terms of this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Amendments to Loan Agreement.

(a) The definition of “Applicable Margin” in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“Applicable Margin: with respect to any Type of Loan, the margin set forth below, as determined by the Fixed Charge Coverage Ratio for the most recently ended trailing four (4) Fiscal Quarters:

Level	Fixed Charge Coverage Ratio	Base Rate Revolver Loans	LIBOR Revolver Loans
I	Greater than or equal to 1.50 to 1.00	0.25%	1.75%
II	Less than 1.50 to 1.00 but greater than or equal to 1.25 to 1.00	0.50%	2.00%
III	Less than 1.25 to 1.00	0.75%	2.25%

The margins shall be subject to increase or decrease upon receipt by Agent pursuant to Section 10.1.2 of the financial statements and corresponding Compliance Certificate for the last trailing four (4) Fiscal Quarter period, which change shall be effective on the first day of the calendar month following receipt. If, by the first day of a month, any financial statements and Compliance Certificate due in the preceding month have not been received, then, at the option of Agent or Required Lenders, the margins shall be determined as if Level III were applicable, from such day until the first day of the calendar month following actual receipt.”

(b) The definition of “Fixed Charges” in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“Fixed Charges: the sum of interest expense (other than payment-in-kind), principal payments made on Borrowed Money (other than: (i) repayments of the Revolver Loans; (ii) repayments of the Potlatch Indebtedness to the extent permitted under Section 10.2.8(c); and (iii) repayments of Debt permitted under Section 10.2.1(v) to the extent permitted under Section 10.2.8(e)), cash taxes paid, Capital Expenditures (except: (x) Capital Expenditures financed with Borrowed Money other than Revolver Loans, and (y) Capital Expenditures made while there are no Revolver Loans outstanding), Distributions made, and all payments required to be made under the Code or applicable law on account of any Plan, Pension Plan, Multiemployer Plan or Foreign Plan.”

(c) Clause (c) of the definition of “Material Contract” in Section 1.1 of the Loan Agreement is hereby amended by replacing “$5,000,000” therein with “$10,000,000”.

(d) Clause (g) of the definition of “Permitted Acquisition” in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(g) Intentionally Omitted;”

(e) Clause (b) of the definition of “Permitted Asset Disposition” in Section 1.1 of the Loan Agreement is hereby amended by replacing “$10,000,000” therein with “$15,000,000”.

(f) Clause (a) of the definition of “Restricted Investment” in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(a) Investments in Subsidiaries (i) to the extent existing on the Closing Date or (ii) made after the Closing Date so long as, as of the making of such Investment (A) no Default or Event of Default exists and (B) after giving effect to any such Investment, Borrower has Excess Availability of at least $60,000,000; provided that (1) the aggregate amount of all such Investments made by a Borrower in a Guarantor pursuant to this clause (ii) together with all intercompany loans made pursuant to clause (e) of Section 10.2.7 shall not exceed $120,000,000; and (2) the foregoing limitation shall be increased from time to time (without duplication of any increase pursuant to clause (e) of Section 10.2.7) in the amount of distributions by a Subsidiary to a Borrower, and by redemptions and repurchases of Equity Interests issued by a Subsidiary and held by a Borrower; provided further that (x) the aggregate amount of all such Investments made by a Borrower in any Foreign Subsidiary pursuant to this clause (ii) together with all intercompany loans made pursuant to clause (f) of Section 10.2.7 shall not exceed $30,000,000; provided that the foregoing limitation shall be increased from time to time (without duplication of any increase pursuant to clause (f) of Section 10.2.7) by the amount of repayments and prepayments made to a Borrower by a Foreign Subsidiary; and (y) before any Investments have been made in any Foreign Subsidiary pursuant to this clause (ii), Agent shall have been granted a security interest in 65% of the voting stock of such Foreign Subsidiary;”

(g) The definition of “Restricted Investment” in Section 1.1 of the Loan Agreement is hereby amended by: (1) deleting the “and” before clause (o) thereof; (2) amending and replacing the “.” at the end of clause (o) thereof with “; and”; and (3) inserting the following as a new clause (p) at the end thereof:

“(p) Investments made by a Guarantor in another Guarantor.”

(h) The definition of “Revolver Termination Date” in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“Revolver Termination Date: the earlier of: (a) September 30, 2016, and (b) ninety (90) days prior to the maturity date of any Debt permitted pursuant to clause (g) of Section 10.2.1.”

(i) The definition of “Trigger Period” in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“Trigger Period: the period (a) commencing on the day that an Event of Default occurs, or Availability is less than, at any time, an amount equal to 12.5% of the aggregate Revolver Commitments; and (b) continuing until, during the preceding 60 consecutive days, no Event of Default has existed and Availability has been greater than, at all times, an amount equal to 15% of the aggregate Revolver Commitments; provided that, no Trigger Period (other than with respect to Section 10.3) shall be terminated until such time as no more than two Trigger Periods have been terminated in the prior 365 days (in addition to the requirements in clause (b)); provided further that, following the eighth termination of a Trigger Period during the term of this Agreement, any subsequent Trigger Period (other than with respect to Section 10.3) shall remain in place throughout the remaining term of this Agreement.”

(j) The definition of “Unused Line Margin” in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“Unused Line Margin: the percentage set forth below, as determined by the Line Usage for the prior month:

Level	Line Usage	Unused Line Margin
I	Greater than 50%	0.35%
II	Less than or equal to 50%	0.45%

The Unused Line Margin shall be subject to increase or decrease based upon the Line Usage for the prior month, as determined by Agent. If by the first day of a month, any Borrowing Base Certificate due in the preceding month has not been received, then, at the option of Agent or Required Lenders, the Unused Line Margin shall be determined as if Level II were applicable, from such day until the first day of the calendar month following actual receipt.”

(k) The definition of “WFF” in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“WFF: Wells Fargo Capital Finance, LLC, a Delaware limited liability company.”

(l) The first sentence of Section 9.1.19 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“There exists no actual or threatened termination, limitation or modification of any business relationship between any Borrower or Subsidiary and any customer or supplier, or any group of customers or suppliers, who individually or in the aggregate are material to the business of such Borrower or Subsidiary, and which termination, limitation or modification could reasonably be expected to have a Material Adverse Effect.”

(m) Section 10.1.3(c) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(c) any (i) default under or termination of a Material Contract as a result of a default of such Material Contract (other than an agreement that must be reported under Item 601(b)(10)(ii)(A) or Item 601(b)(10)(iii) of Regulation S-K (17 C.F.R., Chapter II, Part 229)), and (ii) termination of a Material Contract (for whatever reason) if the termination thereof could reasonably be expected to have a Material Adverse Effect;”

(n) Section 10.1.3(k) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(k) any opening of a new office or place of business where the value of the Collateral exceeds $1,000,000, at least 30 days prior to such opening;”

(o) Section 10.2.1(g)(ii) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(ii) Intentionally Omitted,”

(p) Section 10.2.1(r) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(r) Debt consisting of senior notes to be issued by Clearwater, on terms and conditions materially similar to those in the Clearwater Indenture, in an aggregate amount not to exceed $500,000,000 the principal purpose of which is to finance Project Columbia, to satisfy and discharge the tender offer and redemption of the 11  1/2% Senior Secured Notes and to repay any Debt incurred by Clearwater pursuant to clause (v) below; provided, that, such Debt shall not be amended to have a maturity date sooner than ninety (90) days following the Revolver Termination Date;”

(q) Section 10.2.1(s) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(s) Intentionally Omitted;”

(r) Section 10.2.1(v) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(v) Intentionally Omitted;”

(s) Section 10.2.3 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“10.2.3 Capital Expenditures. Make Capital Expenditures in excess of the greater of, for a Fiscal Year: (a) (i) $25,000,000 in the aggregate during the 2008 Fiscal Year, (ii) $35,000,000 in the aggregate during the 2009 Fiscal Year, (iii) $35,000,000 in the aggregate during the 2010 Fiscal Year, (iv) $180,000,000 in the aggregate during the 2011 Fiscal Year, (v) $180,000,000 in the aggregate during the 2012 Fiscal Year, (vi) $60,000,000 in each Fiscal Year thereafter, or (b) the depreciation Borrowers record on their books and records for such Fiscal Year; provided, however, that (x) if the amount of Capital Expenditures permitted to be made in any Fiscal Year exceeds the amount actually made, up to $5,000,000 of such excess may be carried forward to the next Fiscal Year, and (y) in addition to the foregoing permitted Capital Expenditures, an additional $30,000,000 of Capital Expenditures shall be permitted to the extent made in connection with the Borrower’s expansion of its pulp making capacity in its Cypress Bend, Arkansas, manufacturing facility and any renovations related thereto.”

(t) Section 10.2.7(f) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(f) so long as (i) no Default or Event of Default exists, (ii) after giving effect to any such intercompany loans from a Borrower to any Foreign Subsidiary, Borrower has Excess Availability of at least $60,000,000, and (iii) Agent has been granted a security interest in 65% of the voting stock of any such Foreign Subsidiary, intercompany loans by a Borrower to any of Borrower’s Foreign Subsidiaries; provided that the aggregate amount of all such intercompany loans pursuant to this clause (f) and all Restrictive Investments made by a Borrower in any Foreign Subsidiaries pursuant to clause (a)(ii) of the definition of Restricted Investments shall not exceed $30,000,000; provided that the foregoing limitation shall be increased from time to time (without duplication of any increase pursuant to clause (a)(ii) of the definition of Restricted Investments) by the amount of repayments and prepayments made to a Borrower by a Foreign Subsidiary.”

(u) Section 10.2.8(b) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(b) any Borrowed Money (other than the Obligations, the Potlatch Indebtedness, Debt permitted under Section 10.2.1(g), and Debt under the 11  1/2% Senior Secured Notes) prior to its due date under the agreements evidencing such Debt as in effect on the Closing Date (or as amended thereafter with the consent of Agent) unless (i) permitted under Section 10.2.1(n) or (ii) such repayment is made with the proceeds of an issuance of Equity Interests by Clearwater not otherwise prohibited under the terms of this Agreement;”

(v) Section 10.2.8(e) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(e) Debt permitted under Section 10.2.1(g) unless either: (i) such repayment is made with the proceeds of an issuance of Equity Interests by Clearwater not otherwise prohibited under the terms of this Agreement, or (ii) both before and after giving effect to any such repayment, (A) no Default or Event of Default shall have occurred and be continuing, and (B) Availability is greater than an amount equal to 12.5% of the aggregate Revolver Commitments.”

2. Effectiveness of this Amendment. The following shall have occurred before this Amendment is effective:

(a) Amendment. Agent shall have received this Amendment fully executed in a sufficient number of counterparts for distribution to all parties.

(b) Amendment Fee. Agent shall have received, for the Pro Rata benefit of the Lenders, a non-refundable amendment fee in the amount set forth in a separate fee letter of even date hereof, which shall be fully earned and due and payable on the date of this Amendment.

(c) Representations and Warranties. The representations and warranties set forth herein must be true and correct.

(d) No Default. No event has occurred and is continuing that constitutes an Event of Default.

(e) Other Required Documentation. All other documents and legal matters in connection with the transactions contemplated by this Amendment shall have been delivered or executed or recorded and shall be in form and substance satisfactory to Agent.

3. Representations and Warranties. Borrower represents and warrants as follows:

(a) Authority. Borrower has the requisite corporate power and authority to execute and deliver this Amendment, and to perform its obligations hereunder and under the Loan Documents (as amended or modified hereby) to which it is a party. The execution, delivery and performance by Borrower of this Amendment have been duly approved by all necessary corporate action and no other corporate proceedings are necessary to consummate such transactions.

(b) Enforceability. This Amendment has been duly executed and delivered by Borrower. This Amendment and each Loan Document to which Borrower is a party (as amended or modified hereby) is the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, and is in full force and effect.

(c) Representations and Warranties. The representations and warranties contained in each Loan Document to which Borrower is a party (other than any such representations or warranties that, by their terms, are specifically made as of a date other than the date hereof) are correct on and as of the date hereof as though made on and as of the date hereof.

(d) Due Execution. The execution, delivery and performance of this Amendment are within the power of Borrower, have been duly authorized by all necessary corporate action, have received all necessary governmental approval, if any, and do not contravene any law or any contractual restrictions binding on Borrower.

(e) No Default. No event has occurred and is continuing that constitutes an Event of Default.

4. Choice of Law. The validity of this Amendment, its construction, interpretation and enforcement, the rights of the parties hereunder, shall be determined under, governed by, and construed in accordance with the internal laws of the State of California, without giving effect to any conflict of law principles (but giving effect to Federal laws relating to national banks). The consent to forum and arbitration provisions set forth in Section 14.15 of the Loan Agreement are hereby incorporated in this Amendment by reference.

5. Counterparts. This Amendment may be executed in any number of counterparts and by different parties and separate counterparts, each of which when so executed and delivered, shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by telefacsimile or a substantially similar electronic transmission shall have the same force and effect as the delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by telefacsimile or a substantially similar electronic transmission shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of such agreement.

6. Reference to and Effect on the Loan Documents.

(a) Upon and after the effectiveness of this Amendment, each reference in the Loan Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Loan Agreement, and each reference in the other Loan Documents to “the Loan Agreement”, “thereof” or words of like import referring to the Loan Agreement, shall mean and be a reference to the Loan Agreement as modified and amended hereby.

(b) Except as specifically amended above, the Loan Agreement and all other Loan Documents are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed and shall constitute the legal, valid, binding and enforceable obligations of Borrower to Agent and the Lenders.

(c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of Agent or any Lender under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

(d) To the extent that any terms and conditions in any of the Loan Documents shall contradict or be in conflict with any terms or conditions of the Loan Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Loan Agreement as modified or amended hereby.

7. Ratification. Borrower hereby restates, ratifies and reaffirms each and every term and condition set forth in the Loan Agreement, as amended hereby, and the Loan Documents effective as of the date hereof.

8. Estoppel. To induce Lenders to enter into this Amendment and to continue to make advances to Borrower under the Loan Agreement, Borrower hereby acknowledges and agrees that, as of the date hereof, there exists no right of offset, defense, counterclaim or objection in favor of Borrower as against Agent or any Lender with respect to the Obligations.

9. Integration. This Amendment, together with the other Loan Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

10. Severability. In case any provision in this Amendment shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Amendment and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

BORROWER

CLEARWATER PAPER CORPORATION,

a Delaware corporation

By:	/S/ Linda K. Massman
Name:	Linda K. Massman
Title:	CFO

AGENT AND LENDERS

BANK OF AMERICA, N.A., as Agent and as a Lender

By:	/S/ Ron Bornstein
Name:	Ron Bornstein
Title:	Vice President

WELLS FARGO CAPITAL FINANCE, LLC,

as a Lender

By:	/S/ James Belanger
Name:	James Belanger
Title:	Senior Relationship Manager, VP

ACKNOWLEDGEMENT BY GUARANTORS

Dated as of September 28, 2011

Each of the undersigned, being a Guarantor (each a “Guarantor” and, collectively, the “Guarantors”) under that certain Guaranty and Security Agreement dated as of December 27, 2010 made in favor of Agent (as amended, supplemented or otherwise modified from time to time, the “Guaranty”), hereby acknowledges and agrees to the foregoing Sixth Amendment to Loan and Security Agreement (the “Amendment”) and confirms and agrees that the Guaranty is and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that, upon the effectiveness of, and on and after the date of the Amendment, each reference in such Guaranty to the Loan Agreement (as defined in the Amendment), “thereunder”, “thereof” or words of like import referring to the “Loan Agreement”, shall mean and be a reference to the Loan Agreement as amended or modified by the Amendment. Although Agent has informed Guarantors of the matters set forth above, and each Guarantor has acknowledged the same, each Guarantor understands and agrees that Agent has no duty under the Loan Agreement, the Guaranty or any other agreement with any Guarantor to so notify any Guarantor or to seek such an acknowledgement, and nothing contained herein is intended to or shall create such a duty as to any advances or transaction hereafter.

CELLU TISSUE HOLDINGS, INC.,
a Delaware corporation
CELLU TISSUE CORPORATION – NATURAL DAM,
a Delaware corporation
CELLU TISSUE CORPORATION – NEENAH,
a Delaware corporation
CELLU TISSUE LLC,
a Delaware limited liability company
COASTAL PAPER COMPANY,
a Virginia general partnership
MENOMINEE ACQUISITION CORPORATION,
a Delaware corporation
VAN PAPER COMPANY,
a Mississippi corporation
VAN TIMBER COMPANY,
a Mississippi corporation
CELLU TISSUE – THOMASTON, LLC,
a Delaware limited liability company
CELLU TISSUE - LONG ISLAND, LLC,
a Delaware limited liability company
CELLU TISSUE CORPORATION – OKLAHOMA CITY,
a Delaware corporation

By:	/S/ Linda K. Massman
Name:	Linda K. Massman
Title:	Vice President, Finance and Chief Financial Officer